Bonds.com 8-K

Exhibit 10.15
BONDS.COM GROUP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

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Optionee:	George O’Krepkie

Grant Date:	February __, 2011

Per Share Exercise Price:  [$0.07/Share][the “vested option”][$0.105/Share] [the “unvested option”]

Number of Option Shares subject to this Option: [5% of the Company’s issued and outstanding Common Stock (calculated assuming the exercise and conversion of warrants and other securities exercisable or convertible for Common Stock, including options granted to current and former directors, officers and employees but excluding contingently issued performance shares)]1

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THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), dated as of the Grant Date specified above, is entered into by and between Bonds.com Group, Inc., a Delaware corporation (the "Company"), and the Optionee specified above;

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the non-qualified stock option provided for herein to the Optionee; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.           Grant of Option.  The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this "Stock Option") to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of the Company Common Stock  (the “Common Stock”) specified above (the "Option Shares").  This Stock Option is not to be treated as (and is not intended to qualify as) an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

1	50% of this amount will be at $0.07 per share and 50% of this amount will be at $0.105 per share.

2.           Exercise of this Stock Option.

2.1           For so long as the Optionee is employed by the Company (and as otherwise provided in Section 5), this Stock Option shall [be fully exercisable on and after the Grant Date]2[become exercisable as to 1/12th of the Option Shares at the beginning of each calendar quarter commencing after the Grant Date (each a “Vesting Date”), such that on and after January 1, 2014 the Stock Option shall be fully exercisable]3.

2.2           Unless earlier terminated in accordance with the terms and provisions of this Agreement, this Stock Option shall expire and shall no longer be exercisable after the expiration of seven (7) years from the Grant Date (the "Option Period").

3.           Method of Exercise and Payment.  This Stock Option shall be exercised by the Optionee by delivering to the Secretary of the Company or his designated agent on any business day (the "Exercise Date") a written notice specifying the number of the Option Shares the Optionee then desires to acquire (the "Exercise Notice").  The Exercise Notice shall be accompanied by either (a) payment of (i) the aggregate Per Share Exercise Price for such number of the Option Shares to be acquired upon such exercise and (ii) the amount necessary to cover any applicable withholding or other taxes due upon exercise of this Stock Option, or (b) at the Optionee’s election, a notice directing the Company to withhold Option Shares having a fair market value equal to the sum of (i) and (ii).  Such payment shall be made in cash, by certified check, bank draft or money order payable to the order of the Company or as set forth in clause (b) above.  Fair market value of the Option Shares shall be determined in accordance with the Company’s 2011 Equity Plan.

4.           Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. The number of Option Shares covered by this Stock Option and the Per Share Exercise Price shall be equitably adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock.

(b) Corporate Transaction. In the event of a Change of Control (as defined in the Company’s 2011 Equity Plan), this Stock Option shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case this Stock Option shall terminate upon the consummation of such transaction; provided, however, that if

2 For the option to purchase shares at $0.07/Share.

3 For the option to purchase shares at $0.105/Share.

this Stock Option is not assumed and terminated upon the consummation of such transaction, then this entire Stock Option shall be exercisable for not less than ten (10) business days prior to the consummation of such transaction.  For purposes hereof, this Stock Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change of Control, as the case may be, the holder of this Stock Option would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Option Shares covered by this Stock Option).

5.           Termination of Employment.

5.1           [for vested option] If the Optionee’s employment with the Company and/or one of its subsidiaries is terminated by the Company without Cause (as defined in the Employment between the Company and the Optionee dated as of January _, 2011 (the “Employment Agreement”)) or by the Executive for “Good Reason” (as defined in the Employment Agreement), then the Stock Option shall continue to be fully exercisable until the date eighteen (18) months from the date of termination.

5.1           [for unvested option] If the Optionee’s employment with the Company is terminated by the Company without Cause (as defined in the Employment between the Company and the Optionee dated as of January _, 2011 (the “Employment Agreement”)) or by the Executive for “Good Reason” (as defined in the Employment Agreement), then the Stock Option shall continue to become exercisable for the next seven Vesting Dates following the date of termination and Optionee shall have until the date eighteen (18) months after the date of termination to exercise the Stock Option; provided, however, (i) the Optionee shall have at least 30 days to exercise the Stock Option following the date the last tranche vests, and (ii) in the event that a Change in Control has occurred prior to the Optionee’s termination of employment then, notwithstanding the provision above, the Stock Option shall become fully exercisable upon the termination of Optionee’s employment by the Company without Cause or by the Optionee for Good Reason.

5.2           [for vested option] If the Optionee’s employment with the Company is terminated as a result of death or Disability (as defined in the Employment Agreement) then the Stock Option shall continue to be exercisable until eighteen (18) months from the date of termination.

5.2           [for unvested option] If the Optionee’s employment with the Company is terminated as a result of death or Disability (as defined in the Employment Agreement) then the Stock Option shall immediately become exercisable as to an additional 50% of the Stock Option and such Stock Option shall continue to be exercisable until eighteen (18) months after the date of termination.

5.3           If the Optionee’s employment with the Company is terminated by the Optionee without Good Reason, then the Stock Option shall remain exercisable for 90 days following the termination of employment.

5.4           If the Optionee’s employment with the company is terminated for Cause, then the Company shall, within 10 business days following the termination of employment, issue and deliver to the Optionee such number of shares as would have been issuable to Optionee had Optionee exercised the vested portion of this Stock Option as of the date of termination and paid the aggregate Per Share Exercise Price and the amount necessary to cover any applicable withholding or other taxes due upon exercise solely in the manner contemplated by Section 3(b).

For avoidance of doubt, any remaining portion of this Stock Option that does not become vested pursuant to Sections 2 or 5 shall be forfeited and no longer exercisable immediately upon the termination of Optionee’s employment.

6.           Non-transferability.  (i) this Stock Option, and any rights or interests therein, shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or by the laws of descent and distribution, (ii) this Stock Option shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and shall not be subject to execution, attachment or similar legal process, and (iii) any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Stock Option, or the levy of any execution, attachment or similar legal process upon this Stock Option, contrary to the terms of this Agreement shall be null and void and without legal force or effect.  Notwithstanding the above, the Optionee may transfer without consideration all or any portion of this Stock Option to one or more members of his or her Immediate Family (as defined below), to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family.  For purposes of this Agreement, “Immediate Family” means the Optionee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and all such arrangements arising because of legal adoption.

7.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the Stock Options granted hereunder, and supersedes all prior agreements or prior understandings respect to the Stock Options, whether written or oral, between the parties; provided, however that this Agreement shall not supersede any other stock options granted by the Company to the Optionee.  This Agreement may only be modified or amended by a writing signed by both the Company and the Optionee.  The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

8.           Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

8.1           If such notice is to the Company, to the attention of the Chairman of the Board of Bonds.com Group, Inc., 529 5th Avenue, New York 10017 or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

8.2           If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

10.           Compliance with Laws.  The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder), any other law or regulation applicable thereto, and the rules of any exchange upon which the Common Stock is traded.  The Company shall register the issuance of the Option Shares on form S-8 within 6 months following the date hereof.

11.           Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

12.           Withholding.  The Company may satisfy the applicable withholding requirements by deducting from any payment or settlement under this Stock Option, any federal, state, local, foreign, or other taxes of any kind which the Company is required to withhold.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

14.           Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

15.           Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

BONDS.COM GROUP, INC.

By:
Name:
Title:

GEORGE O’KREPKIE